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                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the proxy statement-prospectus constituting part of this Registration Statement on Form S-4 of Union Planters Corporation of our reports dated February 5, 1998 and January 23, 1997 relating to the financial statements of Ready State Bank and subsidiaries, which appear in such proxy statement-prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Financial Data."



/s/ PricewaterhouseCoopers LLP

Miami, Florida
November 19, 1998